Exhibit 4.7

AMENDMENT NO. 1

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 4th day of May, 2005, by and between STRATEX NETWORKS, INC., a Delaware corporation (“Borrower”), and SILICON VALLEY BANK (“Bank”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

A. Borrower and Bank have entered into that certain Amended and Restated Loan and Security Agreement dated as of January 21, 2004 (the “Loan Agreement”), pursuant to which Bank agreed to extend and make available to Borrower certain advances of money.

B. Subject to the representations and warranties of Borrower herein and upon the terms and conditions set forth in this Amendment, Bank is willing to amend the Loan Agreement as of April 30, 2005.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and intending to be legally bound, the parties hereto agree as follows:

1. AMENDMENTS TO LOAN AGREEMENT.

1.1 Section 2.1.5 (Term Loan). A new Section 2.1.5(d) is hereby added as follows:

“(d) Borrower shall maintain at all times a Borrowing Base in an amount equal to not less than 50% of the then outstanding Term Advances.”

1.2 Section 6.2 (Financial Statements, Reports, Certificates). A new Section 6.2(c) is hereby added as follows:

“(c) Borrower shall allow Bank to audit the Collateral at Borrower’s reasonable expense, with such audits to be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.”

1.3 Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(a) is hereby amended by inserting the following at the end of clause (ii) in the fourth line thereof: “, and agings of accounts payable and accounts receivable, international and domestic, sorted by due date”.

1.4 Section 6.6 (Depository Accounts). Section 6.6 is hereby amended by adding the following to the end of the section: “All of Borrower’s day to day banking accounts and primary operating accounts must be maintained with Bank not later than September 30, 2005.”

1.5 Section 6.7 (Financial Covenants). Section 6.7(b) is hereby amended to read in its entirety as follows:

“Liquidity Coverage. A ratio of (1) unrestricted cash and Cash Equivalents plus (i) short-term, marketable securities of Borrower, minus (ii) outstanding Cash Management Services, and minus (iii) the FX Reserve divided by (2) the aggregate amount of the Obligations, of not less than 1.00 to 1.00 as measured at the last day of each calendar month that is not also a quarter end, and not less than 1.25 to 1.00 as measured at the last day of each quarter.”

1.6 Section 6.8 (Further Assurances). Section 6.8 is hereby amended to read in its entirety as follows:

“Borrower will execute any further instruments and take further action as Bank reasonably requests to effect the purposes of this Agreement, including executing and delivering and causing any applicable depositary bank, securities intermediary or commodity intermediary at or with which any Deposit Account, Securities Account, or Commodity Account (collectively, the “Collateral Accounts”) is maintained to execute and deliver a Control Agreement with respect to such Collateral Accounts as is necessary for Bank to obtain control (within the meaning of the applicable provision of the Code) over such Collateral Accounts that hold, in the aggregate, assets valued in an amount equal to 50% times the outstanding Obligations.”

1.7 Section 13 (Definitions). A new definition of “Borrowing Base” is inserted in its proper alphabetical order as follows:

“Borrowing Base” consists of Accounts arising in the ordinary course of Borrower’s business, as determined by Bank on a case-by-case basis, and may include 75% of all Accounts of United States and Canadian account debtors due within 90 days (two years if under an accepted invoice or documented promissory note); 50% of all Accounts of foreign account debtors due within 150 days (two years if under an accepted invoice or documented promissory note); and 100% of Accounts supported by letters of credit.

1.8 Section 13 (Definitions). The definition of “Committed Revolving Line” is hereby amended to read in its entirety as follows: “is $35,000,000 minus the aggregate outstanding principal amount of all Term Advances.”

1.9 Section 13 (Definitions). The definition of “Revolving Maturity Date” is hereby amended to read in its entirety as follows: “is April 30, 2007.”

1.10 Section 13 (Definitions). The definition of “Tangible Net Worth” is amended and restated in its entirety as follows:

“Tangible Net Worth” is, on any date, the Consolidated Total Assets of Borrower and its Subsidiaries minus (a) any amounts attributable to reserves not already deducted from assets; (b) restricted cash; and (c) Consolidated Total Liabilities and plus (x) non-cash related restructuring charges with respect to vacated building lease obligations occurring after December 1, 2003; and (y) as of the quarter ending March 31, 2005, non-cash reserves of $2,500,000.

2. COMPLIANCE CERTIFICATE. A new form of Compliance Certificate, attached hereto as Exhibit A, hereby replaces the existing form attached as Exhibit D to the Loan Agreement.

3. BORROWER’S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

(a) immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b) Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

(c) the certificate of incorporation, bylaws and other organizational documents of Borrower delivered to Bank on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d) the execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of Borrower; and

(e) this Amendment has been duly executed and delivered by the Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

4. LIMITATION. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

5. EFFECTIVENESS. This Amendment shall become effective upon the satisfaction of all the following conditions precedent:

5.1 Amendment. Borrower and Bank shall have duly executed and delivered this Amendment to Bank.

5.2 Payment of Amendment Fee. Borrower shall have paid Bank an amendment fee equal to $60,000.00.

5.3 Payment of Bank Expenses. Borrower shall have paid all Bank Expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred through the date of this Amendment.

6. COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

7. INTEGRATION. This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAW.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BORROWER:	STRATEX NETWORKS, INC. a Delaware corporation

/S/ CARL A. THOMSEN
	Printed Name:	Carl A. Thomsen
	Title:	Senior Vice President
Chief Financial Officer and Secretary

/S/ CAROL A. GOUDEY
	Printed Name:	Carol A. Goudey
	Title:	Corporate Treasurer and Assistant Secretary

BANK:	SILICON VALLEY BANK

/S/ TOM SMITH
	Printed Name:	Tom Smith
	Title:	Senior Relationship Manager

EXHIBIT A

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054	Date:

FROM:	STRATEX NETWORKS, INC.

The undersigned Responsible Officer of Stratex Networks, Inc. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement dated January 21, 2004, between Borrower and Bank (as amended, the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned Responsible Officer certifies that Borrower (x) has complied with Section 6.4 of the Agreement with respect to payment of taxes of Borrower and its Subsidiaries and (y) does not have any legal actions pending or threatened against Borrower or any of its Subsidiaries which Borrower has not previously notified in writing to Bank pursuant to Section 6.2 of the Agreement. Attached are the required financial reports and calculation of financial covenants supporting the certification. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” or “Occurrences” columns.

Reporting Covenant	Required	Complies
A/R and A/P agings	Monthly within 30 days	Yes No
Form 10-Q + CC	Quarterly within 5 days of filing with SEC	Yes No
Form 10-K + CC	Annually within 5 days of filing with SEC	Yes No

Occurrences*
IP Infringements	Prompt	Yes No
Material Litigation	Prompt	Yes No

Financial Covenant	Required	Actual		Complies
Minimum Tangible Net Worth (Quarterly)	$60,000,000 plus 25% of net income, as determined in accordance with GAAP, for such quarter and all preceding quarters since December 31, 2003 (exclusive of losses)	$		Yes No

Minimum Liquidity Ratio (Monthly)	1.00:1.00		:1.00	Yes No

(Quarterly)	1.25:1.00

*	If yes, attached is a summary of the Material Litigation or IP Infringements not previously disclosed by Borrower.

Sincerely,	BANK USE ONLY

Stratex Networks, Inc.	Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No